Exhibit (12)

                            [DECHERT LLP LETTERHEAD]



April 30, 2004


Hartford HLS Series Fund II, Inc.
in respect of
Hartford Multisector Bond HLS Fund
200 Hopmeadow Street
Simsbury, Connecticut  06089

Hartford Series Fund, Inc.
in respect of
Hartford Bond HLS Fund
200 Hopmeadow Street
Simsbury, Connecticut  06089

Ladies and Gentlemen:

         You have requested our opinion regarding certain federal income tax consequences to Hartford Multisector Bond HLS Fund (the "Target Fund"), a separate series of Hartford HLS Series Fund II, Inc. (the "Target Corporation"), to the holders of the shares of common stock (the "shares") of the Target Fund (the "Target Fund shareholders"), and to Hartford Bond HLS Fund (the "Acquiring Fund"), a separate series of Hartford Series Fund, Inc. (the "Acquiring Corporation"), in connection with the proposed transfer of all of the assets of the Target Fund to the Acquiring Fund in exchange solely for voting shares of common stock of the Acquiring Fund (the "Acquiring Fund shares") and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund, followed by the distribution of such Acquiring Fund shares received by the Target Fund in complete liquidation, all pursuant to the Agreement and Plan of Reorganization (the "Plan") dated as of April 21, 2004 (the "Reorganization").

         For purposes of this opinion, we have examined and relied upon (1) the Plan, (2) the Form N-14, filed by the Acquiring Corporation as of January 22, 2004, and amended as of March 9, 2004, with the Securities and Exchange Commission, (3) the facts and representations contained in the letter dated as of April 30, 2004, addressed to us from the Acquiring Corporation, on behalf of the Acquiring Fund, (4) the facts and representations contained in the letter dated April 30, 2004, addressed to us from the Target Corporation, on behalf of the Target Fund, and (5) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

         This opinion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury regulations, judicial decisions and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon the Reorganization taking place in the manner described in the Plan and the Form N-14 referred to above.

         Based upon the foregoing, it is our opinion that:

I. The acquisition by the Acquiring Fund of all of the assets of the Target Fund in exchange solely for Acquiring Fund shares and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund, followed by the distribution of such Acquiring Fund shares to the Target Fund shareholders in exchange for their Target shares in complete liquidation of the Target Fund, will constitute a reorganization within the meaning of Section 368(a) of the Code. The Acquiring Fund and the Target Fund will each be"a party to a reorganization" within the meaning of Section 368(b) of the Code.

II. No gain or loss will be recognized to the Target Fund upon the transfer of all of its assets to the Acquiring Fund in exchange solely for Acquiring Fund shares and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund, or upon the distribution to the Target Fund shareholders of the Acquiring Fund shares.

III. No gain or loss will be recognized by the Acquiring Fund upon the receipt of the Target Fund's assets in exchange for Acquiring Fund shares and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund.

IV. The basis of the assets of the Target Fund in the hands of the Acquiring Fund will be, in each instance, the same as the basis of those assets in the hands of the Target Fund immediately prior to the Reorganization exchange.

V. The holding period of the Target Fund's assets in the hands of the Acquiring Fund will include the period during which the assets were held by the Target Fund.

VI. No gain or loss will be recognized to the Target Fund shareholders upon the receipt of Acquiring Fund shares solely in exchange for Target Fund shares.

VII. The basis of the Acquiring Fund shares received by the Target Fund shareholders will be the same as the basis of the Target Fund shares surrendered in exchange therefor.

VIII. The holding period of the Acquiring Fund shares received by the Target Fund shareholders will include the holding period of the Target Fund shares surrendered in exchange therefor, provided that such Target Fund shares were held as capital assets in the hands of the Target Fund shareholders upon the date of the exchange.

         We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan. In addition, we express no opinion as to whether (a) any accrued market discount will be required to be recognized as ordinary income or (b) any gain or loss will be recognized (i) by the Target Fund in connection with the transfer from the Target Fund to the Acquiring Fund of any section 1256 contracts (as defined in Section 1256 of the Code) or (ii) by the Target Fund or the Acquiring Fund in connection with any dispositions of assets by the Target Fund or the Acquiring Fund prior to or following the Reorganization.

         Our opinion as expressed herein, is solely for the your benefit, and unless we give our prior written consent, neither our opinion nor this opinion letter may be quoted in whole or in part or relied upon by any other person. This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 filed by the Acquiring Corporation with the Securities and Exchange Commission.

                                Very truly yours,


                                /s/ Dechert LLP